Exhibit 99.2

CONTACT
Jordan DuShane (Media Relations)	February 2, 2026

Jordan.dushane@53.com

Matt Curoe (Investor Relations)

matt.curoe@53.com | 513-534-2345

Fifth Third Announces Three New Members to its Board of Directors

New Directors join from Comerica’s Board

CINCINNATI — Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Derek J. Kerr, Barbara R. Smith and Michael G. Van de Ven to its Board of Directors, effective February 1, 2026.

“We’re pleased to welcome Derek, Barbara and Mike to our Board,” said Tim Spence, chairman, CEO and president of Fifth Third. “Each Director brings a distinctive combination of leadership and industry experience that will be an invaluable asset. Their perspectives, insight and experience will help guide the new Fifth Third as we continue to deliver innovative solutions for our customers and communities.”

Kerr is an experienced financial leader with broad and deep exposure to complex financial issues, bringing nearly four decades of accounting, finance and corporate governance experience in the aviation and airline industry. Most recently, he served as Vice Chair of American Airlines Group and President of American Eagle. Prior to this, Kerr served as Chief Financial Officer of American Airlines, Inc., overseeing global corporate risk, corporate development and corporate financial functions, including treasury, accounting, financial planning, labor and fleet analysis, tax, strategic planning, investor relations and purchasing. Earlier in his career, he served as Chief Financial Officer for US Airways and America West Airlines. Kerr served on Comerica’s Board of Directors since 2023. He currently serves as a board member for AECOM and Standard Aero. He will serve on the Bancorp’s Audit Committee and Technology Committee.

Smith brings to the Board a number of key skills, including executive business leadership, strong management experience and significant financial expertise. Most recently, Smith served as Chairman, President and CEO for Commercial Metals Company (CMC), a Fortune 500 metals company, from September 2017 until her retirement in 2023. Following her retirement, she served for one year as Executive Chairman of the Board of CMC. She joined CMC in 2011 as Chief Financial Officer and was promoted to Chief Operating Officer in 2016 and then Chief Executive Officer in 2017. Earlier in her career, Smith served as Chief Financial Officer for Gerdau Ameristeel and FARO Technologies and held a variety of leadership positions with Alcoa, Inc. Smith served on Comerica’s Board of Directors since 2017, including as the Board’s Independent Facilitating Director. She currently serves as a board member for D.R. Horton. Smith will serve on the Bancorp’s Audit Committee and Human Capital and Compensation Committee.

Van de Ven is a seasoned executive with a strong background in operations, risk management and a deep understanding of financial planning and accounting. Since January 2023, he has served as an Executive Advisor at Southwest Airlines Co. Prior to this role he served as President and Chief Operating Officer. Van de Ven spent more than 30 years of his career at Southwest, holding various positions and responsibilities for the airline, including financial planning and analysis, fleet planning, aircraft operations and schedule planning. He also served as senior audit manager for Ernst & Young LLP and is a licensed Certified Public Accountant. Van de Ven served on Comerica’s Board of Directors since 2016, including chairing the Governance, Compensation and Nominating Committee. He also joined the Board of Directors of Keurig Dr Pepper in April 2025, and chairs their Audit and Finance Committee. He will serve on the Bancorp’s Risk and Compliance Committee and Nominating and Corporate Governance Committee.

Classification: Confidential

With these appointments, the size of Fifth Third’s Board increases to 16 directors.

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About Fifth Third

Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere’s World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com. Deposit and credit products provided by Fifth Third Bank, National Association. Member FDIC.

Forward-Looking Statements

Information in this communication, other than statements of historical facts, may constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements related to the expected benefits of the transaction. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “targets,” “scheduled,” “plans,” “intends,” “goal,” “anticipates,” “expects,” “believes,” “forecasts,” “outlook,” “estimates,” “potential,” or “continue” or negatives of such terms or other comparable terminology. All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Fifth Third to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, risks relating to the transaction, including the risk that the cost savings and any revenue synergies and other anticipated benefits from the transaction may not be fully realized or may take longer than anticipated to be realized, the risk that Fifth Third may be unable to successfully execute its business plans and strategies and manage the risks involved in its acquisition of Comerica and the risk that the integration of Comerica’s business and operations into Fifth Third will be materially delayed or will be more costly or difficult than expected. Additional factors that could affect future results of Fifth Third can be found in Fifth Third’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. Fifth Third disclaims any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

Classification: Confidential